Exhibit 99.1

Liberty Broadband Corporation Announces Approval of Proposals at Special Meeting of Stockholders

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK) (“Liberty”) announced that, at its Special Meeting of Stockholders held on Wednesday, September 23, 2015, at 8:30 a.m., Mountain Time, the holders of Liberty’s common stock entitled to vote thereat approved both proposals presented at the meeting relating to Liberty’s issuance of shares of its Series C common stock to third party investors, the proceeds of which will fund all or a portion of Liberty’s purchase of $4.3 billion of stock of a new publicly traded Charter Communications, Inc. following its proposed merger with Time Warner Cable, Inc., all as previously announced.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK) is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

CONTACT:

Liberty Broadband Corporation

Courtnee Ulrich, 720-875-5420